Exhibit 23.1

March 23, 2021

Alfi, Inc. and Subsidiaries

S-1 Consent

We consent to the inclusion in this Registration Statement of Alfi, Inc. on Form S-1 of our report dated March 23, 2021, with respect to our audit of the financial statements of Alfi, Inc. as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

Please contact us directly with any questions.

Sincerely,